UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	February 24, 2011

NATIONAL PATENT DEVELOPMENT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50587	13-4005439
(Commission File Number)	(IRS Employer Identification No.)

100 South Bedford Road, Suite 2R, Mount Kisco, NY	10549
(Address of Principal Executive Offices)	(Zip Code)

(914) 242-5700
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On  February 24, 2011, the Board of Directors Of National Patent Development Corporation (the “Company”) appointed Thomas J. Hayes to serve as  the Chief Operating Officer of the Company.

In connection with his appointment, the Compensation Committee granted to Mr. Hayes options (the “Options”) to purchase 50,000 shares of the Company’s  common stock (“National Patent Common Stock”) at an exercise price equal to $1.50 per share under the Company’s 2007 Incentive Stock Plan.  The Options vest as follows:  approximately 1/3 of the Options will vest on February 24, 2012, approximately 1/3 will vest on February 24, 2013 and the remaining Options will vest on February 24, 2014.   Mr. Hayes will receive an annual salary of $100,000 from the Company.

Mr. Hayes, age 33, is currently the Managing Director of Bedford Oak Advisors, LLC - an investment partnership focused on domestic equities (“Bedford Oak”).  Bedford Oak is controlled by Harvey P. Eisen, Chairman, Chief Executive Officer and a director of the Company.  Bedford Oak owns approximately 32% of the outstanding shares of National Patent Common Stock.

Mr. Hayes brings over a decade of managerial leadership in the fields of international distribution, marketing, business strategy and transaction structuring to the processes of security analysis and capital allocation.  Prior to joining Bedford Oak, Mr. Hayes managed a leading distributorship for Herbalife International, Inc (NYSE: HLF).  Over a period of thirteen years, Mr. Hayes independently developed a sales organization of several thousand agents throughout Asia, Europe and the Americas.  Mr. Hayes received his Bachelor of Arts degree from Columbia University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL PATENT DEVELOPMENT CORPORATION

Date: February 28, 2011	By:	/s/ IRA J. SOBOTKO
Name: Ira J. Sobotko
Title: Vice President & Chief Financial Officer